Vishay Precision Group Reports Fourth Quarter and Full-Year 2010 Results
  Revenues for the fourth quarter of 2010 were $54.8 million, a 17% increase over the prior year period

  Gross margins were 38.2% for the fourth quarter of 2010 compared to 32.0% in the prior year period

  Net earnings were $3.3 million, or $0.24 per diluted share compared to $0.7 million, or $0.05 per diluted share in the prior year period
MALVERN, Pa.--(BUSINESS WIRE)-- Vishay Precision Group, Inc. (NYSE: VPG) ("VPG" or the “Company”), a leading producer of sensors based on resistive foil technology and sensor-based systems, today announced results for the fourth quarter ended December 31, 2010. VPG was spun-off from Vishay Intertechnology (NYSE: VSH) as an independent publicly traded company on July 6, 2010 and began trading on the New York Stock Exchange on July 7, 2010, under the symbol "VPG."

Net revenues for the fourth quarter of 2010 were $54.8 million, an increase of 17% versus $46.8 million for the comparable prior year period. Net earnings for the fourth quarter of 2010 were $3.3 million or $0.24 per diluted share, versus net earnings of $0.7 million, or $0.05 per diluted share for the comparable prior year period (see Notes 1, 2).

Net revenues for the year ended December 31, 2010 were $207.5 million, an increase of 21% versus $172.0 million for the comparable prior year period. Net earnings for the year ended December 31, 2010 were $11.7 million, or $0.85 per diluted share, versus $1.7 million, or $0.13 per diluted share, for the comparable prior year period (see Notes 1, 2). Net earnings for the year ended December 31, 2009 were negatively impacted by pretax charges of $2.0 million for restructuring and severance costs.

Comparing the results of the fourth quarter of 2010 to the third quarter of 2010, net revenues increased by 6.2% from $51.6 million. Net earnings increased by $0.7 million from $2.6 million in the third quarter of 2010.

Commenting on the results, Ziv Shoshani, Chief Executive Officer of VPG, said, "Our fourth quarter revenues were close to the high end of our revenue guidance given in our November earnings release. We experienced revenue growth over the previous quarter in both product segments, which was largely attributable to improvements in our European sales. Our Weighing Modules & Control Systems (WMCS) Segment grew nearly 9% in the fourth quarter, with higher revenues from the process weighing and on-board weighing markets.” He continued, “We maintained solid gross margins in our Foil Technology (FT) Segment and improved the gross margin in the WMCS Segment. The FT Segment reported gross margins of 46.6% in the fourth quarter 2010 compared to 45.2% in the third quarter of 2010. The WMCS Segment reported gross margins of 30.4% for the fourth quarter of 2010 as compared to 29.2% for the third quarter of 2010.”

Mr. Shoshani concluded, "While closing our first fiscal year as an independent public company was a big milestone for the Company, we are currently focused on our strategies for 2011. We expect to invest in the following: implementation of a new product platform within the FT Segment; construction of a new manufacturing facility for the WMCS Segment; and the addition of R&D resources. We believe these investments, combined with the Company’s superior technology, and product portfolio will enable us to grow our business and enhance value for VPG shareholders."

Outlook

Mr. Shoshani continued, “As we look at 2011 we believe our market conditions will improve and our revenues will grow on an annual basis. In the first quarter of 2011 we expect to generate revenues between $52.5 million and $56.5 million.”

Note 1- Earnings per Share

Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

Note 2- Financial Presentation

The results of operations and earnings for the year ended December 31, 2010 and for the quarter and year ended December 31, 2009, as well as the balance sheet as of December 31, 2009, were derived in whole or in part from the historical consolidated financial statements of Vishay Intertechnology. Such results may not be indicative of the actual operating results that would have been realized had the Company operated as an independent, publicly traded company.

Conference Call and Webcast

A conference call and simultaneous audio webcast is scheduled for Tuesday, February 15, 2011 at 10:00 a.m. (ET). To access the conference call, interested parties may call toll-free (866) 825-3209 or internationally +1 (617) 213-8061 and enter passcode: 6195-8153, or log on to http://ir.vishaypg.com for listen-only mode.

A replay will be available approximately one hour after the completion of the call by calling toll-free (888) 286-8010 or internationally +1 (617) 801-6888 and using the following replay passcode: 8989-0448. A replay will also be available on the VPG website at http://ir.vishaypg.com. The replay will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group produces sensors based on resistive foil technology, and sensor-based systems. VPG provides vertically integrated products and solutions for multiple growing markets in the areas of stress, force, weight, pressure and current measurements. As a spin-off from Vishay Intertechnology, the Company has a decades-long track record of innovation in foil precision resistors, current sensors, and strain gages, which has served as a foundation for its more recent expansion into strain gage instrumentation, load cells and transducers, weighing modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the internet at http://www.vishaypg.com.

Forward Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our recent spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, underutilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our information statement filed with the SEC on June 22, 2010 as Exhibit 99.1 to our registration statement on Form 10 and our Quarterly Report on Form 10-Q for the quarter ended October 2, 2010 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	December 31,	December 31,
	2010	2009
Net revenues	$54,828	$46,847
Costs of products sold	33,873	31,853
Gross profit	20,955	14,994
Gross margin	38.2%	32.0%

Selling, general, and administrative expenses	15,902	11,930
Restructuring and severance costs	-	4
Operating income	5,053	3,060
Operating margin	9.2%	6.5%

Other income (expense):
Interest expense	(43)	(164)
Other	(541)	167
Total other income (expense) - net	(584)	3

Income before taxes	4,469	3,063

Income tax expense	1,225	2,285

Net earnings	3,244	778

Less: net earnings (loss) attributable to noncontrolling interests	(32)	69

Net earnings attributable to VPG stockholders	$3,276	$709

Basic earnings per share attributable to VPG stockholders	$0.25	$0.05	(Note 1)

Diluted earnings per share attributable to VPG stockholders	$0.24	$0.05	(Note 1)

Weighted average shares outstanding - basic	13,332	13,332	(Note 1)

Weighted average shares outstanding - diluted	13,814	13,332	(Note 1)

Note 1 - Earnings per Share
Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Years ended
	December 31,	December 31,
	2010	2009
Net revenues	$207,524	$171,991
Costs of products sold	130,396	119,286
Gross profit	77,128	52,705
Gross margin	37.2%	30.6%

Selling, general, and administrative expenses	57,297	43,356
Restructuring and severance costs	-	2,048
Operating income	19,831	7,301
Operating margin	9.6%	4.2%

Other income (expense):
Interest expense	(390)	(1,237)
Other	(928)	714
Total other income (expense) - net	(1,318)	(523)

Income before taxes	18,513	6,778

Income tax expense	6,770	5,057

Net earnings	11,743	1,721

Less: net earnings attributable to noncontrolling interests	37	17

Net earnings attributable to VPG stockholders	$11,706	$1,704

Basic earnings per share attributable to VPG stockholders	$0.88	$0.13	(Note 1)

Diluted earnings per share attributable to VPG stockholders	$0.85	$0.13	(Note 1)

Weighted average shares outstanding - basic	13,332	13,332	(Note 1)

Weighted average shares outstanding - diluted	13,787	13,332	(Note 1)

Note 1 - Earnings per Share
Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Balance Sheets
(Unaudited - In thousands)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$82,245	$63,192
Accounts receivable, net	33,988	23,345
Net inventories	48,337	43,802
Deferred income taxes	4,022	4,960
Prepaid expenses and other current assets	5,540	4,522
Total current assets	174,132	139,821

Property and equipment, net	46,747	44,599
Intangible assets, net	14,500	17,217
Other assets	13,334	8,142
Total assets	$248,713	$209,779

Liabilities and equity
Current liabilities:
Notes payable to banks	$85	$9
Trade accounts payable	11,537	5,805
Net payable to affiliates	-	18,495
Payroll and related expenses	12,554	6,619
Other accrued expenses	8,680	4,573
Income taxes	4,847	1,647
Current portion of long-term debt	-	184
Total current liabilities	37,703	37,332

Long-term debt less current portion	11,692	1,551
Deferred income taxes	4,212	5,993
Other liabilities	7,468	6,141
Accrued pension and other postretirement costs	10,708	10,549
Total liabilities	71,783	61,566

Commitments and contingencies

Equity:
Common stock	1,231	-
Class B common stock	103	-
Capital in excess of par value	180,142	-
Retained earnings	5,894	-
Parent net investment	-	157,258
Accumulated other comprehensive income (loss)	(10,585)	(9,168)
Total Vishay Precision Group, Inc. stockholders' or parent equity	176,785	148,090
Noncontrolling interests	145	123
Total equity	176,930	148,213
Total liabilities and equity	$248,713	$209,779

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Years ended
	December 31,	December 31,
	2010	2009
Operating activities
Net earnings	$11,743	$1,721
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,578	11,465
Loss on disposal of property and equipment	32	34
Inventory write-offs for obsolescence	1,158	3,114
Other	287	(2,177)
Changes in operating assets and liabilities	(2,103)	15,079
Net cash provided by operating activities	21,695	29,236

Investing activities
Purchase of property and equipment	(8,398)	(2,181)
Proceeds from sale of property and equipment	56	812
Other investing activities	-	1,438
Net cash (used in) provided by investing activities	(8,342)	69

Financing activities
Principal payments on long-term debt and capital lease obligations	(193)	(569)
Net changes in short-term borrowings	74	(541)
Distributions to noncontrolling interests	(16)	(16)
Transactions with Vishay Intertechnology	7,253	(36,876)
Net cash provided by (used in) financing activities	7,118	(38,002)
Effect of exchange rate changes on cash and cash equivalents	(1,418)	1,508

Increase (decrease) in cash and cash equivalents	19,053	(7,189)

Cash and cash equivalents at beginning of year	63,192	70,381
Cash and cash equivalents at end of year	$82,245	$63,192

Contacts
Vishay Precision Group, Inc. Michael Sheaffer Investor Relations 484-321-5327 Investors@VishayPG.com

Source: Vishay Precision Group, Inc.